Exhibit 5(ii) under Form N-1A
                                            Exhibit 10 under Item 601/Reg. S-K
                  ASSIGNMENT OF INVESTMENT ADVISORY CONTRACT


     KNOW ALL MEN BY THESE PRESENTS,

     That FEDERATED MANAGEMENT, a Delaware business trust ("Assignor"), in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby sell, assign, transfer and set over unto FEDERATED GLOBAL RESEARCH CORP., a Delaware corporation ("Assignee") all of its rights under an Investment Advisory Contract made by it with WORLD INVESTMENT SERIES, INC. dated the 1st day of March, 1994 (the "Contract");

     That the Board of Directors of World Investment Series, Inc. has approved such assignment based on its determination that this assignment will not result in the automatic termination of the Contract;

     TO HAVE AND TO HOLD the same to the Assignee absolutely, and Assignee does hereby assume all obligations of Assignor under or in connection with the Contract.

     Assignor represents and warrants to Assignee as follows:

     1. A true and complete copy of the Contract and all amendments and supplements thereto is attached to this Assignment as Exhibit A;

     2. The Contract is valid and enforceable in accordance with its terms except as such enforceability may be limited by laws relating to insolvency of a party or principles of equity;
     3. No party to the Contract is in default of any of its terms or conditions. Without limiting the generality of the foregoing, Assignor has duly performed all obligations required to be performed by it prior to the date hereof.

     Assignee agrees to indemnify and hold Assignor harmless from and against any obligations arising under the Contract which by the terms of the Contract are required to be performed by it from and after the date hereof.

     IN WITNESS WHEREOF, the parties have executed this Assignment on the 20th day of November, 1995.


Attest:                            FEDERATED MANAGEMENT


/s/ Stephen A. Keen                /s/  J. Thomas Madden
                                                        ----------


                              FEDERATED GLOBAL RESEARCH  CORP.